 As filed with the Securities and Exchange Commission on August 5, 2024

Securities Act File No. 333-280205

1940 Act File No. 811-06114_____

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

(Check appropriate box or boxes)

CAVANAL HILL® FUNDS

(Exact Name of Registrant as Specified in the Charter)

4400 Easton Commons, Suite 200
Columbus, Ohio 43219
(Address of Principal Executive Office) (Zip Code)

(800) 762-7085
(Registrant’s Telephone Number, including Area Code)

Bill King,
President
Cavanal Hill Funds
4400 Easton Commons, Suite 200
Columbus, Ohio 43219
(Name and Address of Agent for Service)

with a copy to:

Amy E. Newsome
Frederic Dorwart, Lawyers PLLC
124 East Fourth Street
Tulsa, OK 74103

This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.

No filing fee is required because of reliance on Section 24(f) and Rule 24f-2 under the Investment Company Act of 1940.

Explanatory Note

This Post-Effective Amendment No. 1 is being filed for the purpose of add the tax opinion and the power of attorney of the Trust’s Treasurer and Principal Financial and Accounting Officer as exhibits to Part C of the Registration Statement.

CAVANAL HILL FUNDS (THE “REGISTRANT”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Prospectus/Information Statement – Incorporated herein by reference to the definitive form of Prospectus/Information Statement filed pursuant to Rule 497 of the Securities Act of 1933, as amended (“Securities Act”), on July 22, 2024, SEC accession number 0001013762-24-000495.

Part B – Statement of Additional Information – Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on July 22, 2024, SEC accession number 0001013762-24-000495.

Part C – Other Information

Exhibits – The sole purpose of this file is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on July 18, 2024: (i) the opinion of counsel supporting the tax matters and consequences to the shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the Power of Attorney executed by the Trust’s Treasurer and Principal Financial and Accounting Officer.

PART C. OTHER INFORMATION

Item 15. Indemnification

Article VIII of the Trust’ Agreement and Declaration of Trust, filed or incorporated by reference as an Exhibit hereto, provides for the indemnification of Registrant’s trustees and officers. Indemnification of Registrant’s principal underwriter is provided for in the Agreement between Registrant and that service provider as filed or incorporated by reference as an Exhibit hereto. As of the effective date of this Registration Statement, Registrant has obtained from a major insurance carrier a trustees and officers’ liability policy covering certain types of errors and omissions. In no event will Registrant indemnify any of its trustees, officers, employees, or agents against any liability to which such person would otherwise be subject by reason of his willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of the duties involved in the conduct of his office or under his agreement with Registrant. Registrant will comply with Rule 484 under the Securities Act of 1933 and Release 11330 under the Investment Company Act of 1940 in connection with any indemnification.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

1	Agreement and Declaration of Trust
(a)	Agreement and Declaration of Trust dated October 1, 1987, as amended and restated on August 20, 1990 is incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No.79 to the Funds’ Registration Statement (filed December 18, 2019).
(b)	Amendment, dated December 1, 2008, to the Declaration of Trust, dated October 1, 1987 is incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 43 to the Funds’ Registration Statement (filed December 24, 2008).
(c)	Amendment, dated January 26, 2010, to the Declaration of Trust, dated October 1, 1987 is incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 46 to the Funds’ Registration Statement (filed December 29, 2010).
2	By-Laws
(a)	Bylaws of the Registrant’s Board of Trustees, Amended and Restated October 27, 2005, are incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 37 to the Funds’ Registration Statement (filed December 30, 2005).
(b)	Amendment, dated December 1, 2008, to the Bylaws of the Registrant’s Board of Trustees, Amended and Restated October 27, 2005, is incorporated by reference to Exhibit (b)(2) to Post-Effective Amendment No. 43 to the Funds’ Registration Statement (filed December 24, 2008).
3	Voting Trust Agreements
(a)	None
4	Plan of Reorganization
(a)	Agreement and Plan of Reorganization is included as Exhibit A to the Combined Prospectus/Information Statement and is incorporated herein by reference.
5	Instruments Defining Rights of Security Holders
(a)	Amendment, dated April 29, 2010, to the Bylaws of the Registrant’s Board of Trustees is incorporated by reference to Exhibit (b)(3) to Post-Effective Amendment No. 46 to the Funds’ Registration Statement (filed December 29, 2010).
(b)	Article III, Section 4 and 5, Article V, Article VIII, Section 4, and Article IX, Sections 1, 4, 5 and 7 of the Agreement and Declaration of Trust, dated October 1, 1987, as amended is incorporated by reference to Exhibit (c)(1) to Post-Effective Amendment No.79 to the Funds’ Registration Statement (filed December 18, 2019).
(c)	Article 9, Article 10, Section 6, Article 11 and Article 13 of the Bylaws of the Registrant’s Board of Trustees, Amended and Restated October 27, 2005, are incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 37 to the Funds’ Registration Statement (filed December 30, 2005).
6	Investment Advisory Contracts
(a)	Amended and Restated Investment Advisory Agreement between Registrant and Cavanal Hill Investment Management, Inc., effective January 25, 2024, to the Investment Advisory Agreement, dated May 12, 2001, is incorporated by reference to Exhibit 9(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed July 22, 2024).
(b)	Amended and Restated Expense Limitation Agreement between Registrant and Cavanal Hill Investment Management, Inc., effective as of December 28, 2020, is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
7	Distribution Contracts
(a)	Distribution Agreement between Registrant and Cavanal Hill Distributors, Inc., effective as of December 30, 2016, is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 72 to the Funds’ Registration Statement (filed December 22, 2016).
(b)	Amendment to the Distribution Agreement, effective as of December 28, 2020, is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(c)	Distributor Fee Waiver Agreement between the Registrant and Cavanal Hill Distributors, Inc., effective as of December 30, 2016, is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 72 to the Funds’ Registration Statement (filed December 22, 2016).
(d)	Distribution Agreement between Registrant and BOK Financial Securities, Inc., f/k/a BOSC, Inc., dated August 2, 2007 is incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 41 to the Funds’ Registration Statement (filed December 28, 2007).

(e)	Termination of Distribution Agreement between Registrant and BOK Financial Securities, Inc., f/k/a BOSC, Inc., effective as of December 30, 2016 is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 72 to the Funds’ Registration Statement (filed December 22, 2016).
(f)	Form of Cavanal Hill Distributors, Inc. Selling Agreement is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 87 to the Funds’ Registration Statement (filed December 27, 2022).
8	Bonus or Profit Sharing Contracts
(a)	None.
9	Custodian Agreements
(a)	Custodian Agreement between Registrant and BOKF, NA, dated January 25, 2024, is incorporated by reference to Exhibit 9(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed July 22, 2024).
10	Rule 12b-1 and Rule 18f-3 Plans
(a)	Amended and Restated Distribution and Shareholder Services Plan, effective as of December 30, 2016, is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 72 to the Funds’ Registration Statement (filed December 22, 2016).
(b)	Amendment to the Amended and Restated Distribution and Shareholder Services Plan, effective as of December 28, 2020, is incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(c)	Amended and Restated Multiple Class Plan, effective as of December 30, 2016, is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 72 to the Funds’ Registration Statement (filed December 22, 2016).
(d)	Amendment to the Amended and Restated Multiple Class Plan, effective as of December 28, 2020, is incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
11	Legal Opinion
(a)	Opinion of Frederic Dorwart, Lawyers PLLC as to the legality of the securities being registered is incorporated by reference to Exhibit 11(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed on July 22, 2024).
12	Tax Opinions
(a)	Tax Opinion of K&L Gates LLP is filed herewith.
13	Other Material Contracts
(a)	Administration Agreement between Registrant and Cavanal Hill Investment Management, Inc., dated January 25, 2024, is incorporated by reference to Exhibit 11(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed on July 22, 2024).
(b)	Amended and Restated Transfer Agency Agreement between Registrant and Citi Fund Services Ohio, Inc., dated March 31, 2015, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 68 to the Funds’ Registration Statement (filed December 21, 2015).
(c)	Amendment to Transfer Agency Agreement between Registrant and FIS Investor Services, LLC (formerly known as SunGard Investor Service, LLC and successor and assign to Citi Fund Services Ohio, Inc.), effective as of December 28, 2020, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(d)	Amended and Restated Rule 22c-2 Services Agreement between Registrant and Citi Fund Services Ohio, Inc., dated March 31, 2015, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 68 to the Funds’ Registration Statement (filed December 21, 2015).
(e)	Consent to Assignment of Transfer Agency Services Agreement to SunGard Investor Services, LLC, effective April 1, 2015, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 68 to the Funds’ Registration Statement (filed December 21, 2015).
(f)	Fund Accounting and Compliance Services Agreement between Registrant and Citi Fund Services Ohio, Inc., dated June 1, 2019, is incorporated by reference to Exhibit (h)(7) to Post-Effective Amendment No.79 to the Funds’ Registration Statement (filed December 18, 2019).
(g)	Sub-Administration Services Agreement between Registrant and Citi Fund Services Ohio, Inc., dated June 1, 2019, is incorporated by reference to Exhibit (h)(8) to Post-Effective Amendment No.79 to the Funds’ Registration Statement (filed December 18, 2019).
(h)	Trade Processing Agreement between Registrant and BISYS Retirement Services, Inc., dated October 31, 2003, is incorporated by reference to Exhibit (h)(11) to Post-Effective Amendment No. 41 to the Funds’ Registration Statement (filed December 28, 2007).
(i)	Trade Processing Agreement between Registrant and Bank of Oklahoma, N.A., dated October 31, 2003, is incorporated by reference to Exhibit (h)(12) to Post-Effective Amendment No. 41 to the Funds’ Registration Statement (filed December 28, 2007).
(j)	Amended and Restated Shareholder Servicing Plan, effective as of December 30, 2016, is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 72 to the Funds’ Registration Statement (filed December 22, 2016).
(k)	Amendment to the Amended and Restated Shareholder Servicing Plan, effective as of December 28, 2020, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).

(l)	Form of Shareholder Servicing Agreement is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 87 to the Funds’ Registration Statement (filed December 27, 2022).
(m)	BOKF, NA Shareholder Servicing Agreement, dated January 1, 2007 is incorporated by reference to Exhibit (h)(17) to Post-Effective Amendment No. 61 to the Funds’ Registration Statement (filed February 3, 2014).
(n)	Amendment to the BOKF, NA Shareholder Servicing Agreement, effective as of December 28, 2020, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(o)	BOK Financial Securities, Inc., f/k/a BOSC, Inc., Shareholder Servicing Agreement, dated January 1, 2007 is incorporated by reference to Exhibit (h)(18) to Post-Effective Amendment No. 61 to the Funds’ Registration Statement (filed February 3, 2014).
(p)	Amendment to the BOK Financial Securities, Inc. Shareholder Servicing Agreement, effective as of December 28, 2020, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(q)	Website Services Agreement between Registrant and BOKF, NA dated December 28, 2020, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(r)	Amendment No. 1 to the Services Agreement effective as of December 28, 2020 to that certain Fund Accounting and Compliance Services Agreement dated June 1, 2019 between Cavanal Hill Funds and Citi Fund Services, Ohio, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(s)	Amendment No. 1 to the Services Agreement effective as of December 28, 2020 to that certain Sub Administration Services Agreement dated June 1, 2019 between Cavanal Hill Investment Management, Inc. and Citi Fund Services, Ohio, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 83 to the Funds’ Registration Statement (filed December 23, 2020).
(t)	Amendment No. 2 to the Services Agreement effective as of May 1, 2022 to that certain Fund Accounting and Compliance Services Agreement dated June 1, 2019 between Cavanal Hill Funds and Citi Fund Services, Ohio, is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 87 to the Funds’ Registration Statement (filed December 27, 2022).
(u)	Amendment No. 3 to the Services Agreement effective as of May 1, 2022 to that certain Sub-Administration Services Agreement dated June 1, 2019 between Cavanal Hill Funds and Citi Fund Services, Ohio, incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 87 to the Funds’ Registration Statement (filed December 27, 2022).
(v)	BlackRock Rule 12d1-4 Fund of Funds Investment Agreement effective as of January 19, 2022, between Cavanal Hill Funds and the BlackRock ETF Trust, BlackRock ETF Trust II, iShares Trust, iShares U.S. ETF Trust, and iShares Inc. is incorporated by reference to Exhibit (h) to Post-Effective Amendment No. 87 to the Funds’ Registration Statement (filed December 27, 2022).
(w)	Amendment No. 4 to the Services Agreement effective as of January 25, 2024, to that certain Sub-Administration Services Agreement dated June 1, 2019, between Cavanal Hill Investment Management, Inc., and Citi Fund Services, Ohio, is incorporated by reference to Exhibit 11(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed on July 22, 2024).
(x)	Amendment No. 3 to the Services Agreement effective as of January 25, 2024, to that certain Fund Accounting and Compliance Services Agreement dated June 1, 2019, between Cavanal Hill Funds and Citi Fund Services, Ohio, is incorporated by reference to Exhibit 11(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed on July 22, 2024).
14	Other Opinions
(a)	Consent of KPMG LLP, independent registered public accounting firm for the Registrant is incorporated by reference to Exhibit 11(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed on July 22, 2024).
15	Omitted Financial Statements
(a)	None.
16	Power of Attorney
(a)	Power of Attorney dated May 28, 2024, is incorporated by reference to Exhibit 11(a) to Pre-Effective Amendment No. 2 of the Funds’ Registration Statement on Form N-14 (filed on July 22, 2024).
(b)	Power of Attorney dated August 1, 2024, is filed herewith.
17	Additional Exhibits
(a)	None
18	Calculation of Filing Fee Tables
(a)	Not applicable.

Item 17. Undertakings.

(1)	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of Tulsa and the State of Oklahoma, on August 5, 2024.

Cavanal Hill Funds

By:	/s/ Bill King
Bill King
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*/s/ Bill King	President, Chief Executive Officer	August 5, 2024
Bill King
*/s/ Jerica Newbill	Treasurer, Principal Financial and Accounting Officer	August 5, 2024
Jerica Newbill
*/s/ William H. Wilson Jr.	Trustee	August 5, 2024
William H. Wilson Jr.
*/s/ Jennifer Wheeler	Trustee	August 5, 2024
Jennifer Wheeler
*/s/ Scott Grauer	Trustee	August 5, 2024
Scott Grauer

*	By Power of Attorney

INDEX

Exhibit No.	Description
12(a)	Tax Opinion of K&L Gates LLP
16(b)	Power of Attorney